Exhibit 99.2

JDA Software Appoints Christopher J. Koziol to the position of Chief Operating Officer

JDA Software today announced the appointment of Christopher J. Koziol to the newly created position of Chief Operating Officer. In announcing the position, JDA CEO Hamish Brewer said:

“I am delighted to welcome Chris into this new role at JDA. We have busy times ahead of us with the launch of our ground breaking Portfolio Enabled solutions and the exciting opportunities to grow the company through organic growth as our competitors are gradually removed from the mainstream as well as through acquisition. With all of these opportunities it was time for us to strengthen the JDA senior executive team with a seasoned veteran who brings great new abilities and experience; Chris fits that bill perfectly.”

Chris is a seasoned Technology Industry veteran whose 23-year career has spanned a number of diverse operating roles from President & COO of a Fortune 500 Technology Systems Integrator and Wholesaler to leading sales and services organizations. Chris spent 16 years with MicroAge, Inc. and participated in its growth from a privately held organization to a $6 Billion NASDAQ company. As President of MicroAge Technology Services, Chris was responsible for a $1.8 Billion P&L including a $250 Million services and consulting organization. Chris also led the company’s $5 billion Pinacor distribution subsidiary and launched a sales and service agency business unit serving the Fortune 1000 marketplace that achieved over $1 Billion in sales within three years of operation.

Chris is a graduate of the Harvard Business School Program for Management Development and the University of Arizona.

“I am excited and honored to be joining the JDA Software Group. I believe that JDA is uniquely positioned in the market to capitalize on its industry leading customer base of over 4600 retailers and manufacturers and to gain momentum through its unique product offerings and value proposition. I look forward to working with the team and contributing to our growth and profitability objectives,” said Koziol.

We do not believe this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Nevertheless, if remarks in this press release are considered to be “forward-looking” or to have forward-looking implications, we would remind our investors and prospective investors that future events may involve risks and uncertainties. Risks and uncertainties that may affect our business are detailed from time to time in the “Risks Factors” section of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.